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                   Kimco Realty Corporation and Subsidiaries
                  Computation of Ratio of Funds from Operations
             to Combined Fixed Charges and Preferred Stock Dividends
                      For the Year Ended December 31, 1997


Funds from Operations, Available to Common Stockholders             $98,183,170

Add:
   Interest on indebtedness                                          30,745,963
   Preferred stock dividends                                         18,437,700
   Portion of rents representative of the
     interest factor                                                  2,070,049
                                                                  -------------
                                                                    149,436,882

Adjustment for equity share in partnerships                          (1,629,172)
                                                                  -------------

       Funds from Operations, as adjusted                          $147,807,710
                                                                  =============


Combined fixed charges and preferred stock dividends-
   Interest on indebtedness                                         $31,262,146
   Preferred stock dividends                                         18,437,700
   Portion of rents representative of the
     interest factor                                                  2,070,049
                                                                  -------------


        Combined fixed charges and preferred stock dividends        $51,769,895
                                                                  =============

Ratio of Funds from Operations to Combined Fixed Charges
   and Preferred Stock Dividends                                            2.9
                                                                  =============


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